LIBERTY STAR GOLD CORP.

2766 N. Country Club Road Tucson, Arizona 85716	Tel: [520] 721-1375 Fax: [520] 884-1118

LIBERTY STAR ANNOUNCES $2,000,000 PRIVATE PLACEMENT

Tucson, Arizona, June 8, 2004 – Liberty Star Gold Corp., (OTCBB: LBTS) is pleased to announce today that it has arranged a private placement of securities for gross proceeds of USD $2,000,000. The Company will issue 1,600,000 units, each unit priced at $1.25 and comprised of one common share and one half share purchase warrant. A whole warrant is exercisable for one additional common share at a price of $1.75 per share, and may be exercised for two years. The securities have not been registered and are therefore restricted pursuant to Rule 144 under the U.S. Securities Act of 1933. The offering was arranged to investors outside the United States and was not made available to any US resident or citizen. The Company intends to use the proceeds of the private placement to develop the Company’s mineral properties in Alaska and for working capital purposes.

The Company also wishes to announce the appointment of Mr. Jon R. Young of Tucson, Arizona as its CFO effective immediately. Mr. Young is CEO of Oracle Capital Advisors, Ltd., and has more than 30 years of experience in providing clients with business consulting services. He has extensive experience in international tax issues, forensic accounting, and facilitation of business divestitures, business valuation and tax consulting.

Mr. Young was President of Jon R. Young Company PC, an accounting practice limited to providing litigation support, and for 13 years was a partner with the Tucson office of KPMG Peat Marwick. Mr. Young holds a bachelor of science degree in Business Administration from the University of Arizona. He is a member of the American Institute of Certified Public Accountants, the Arizona Society of Certified Public Accountants and the National Association of Certified Valuation Analysts.

On behalf of the Board of Directors of Liberty Star Gold Corp.

“James A. Briscoe”
____________________________
James A. Briscoe, President and CEO

Forward Looking Statements
This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;
(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;
(iii)	the cost of completion of the Company’s planned exploration program.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.